Exhibit 10.19

456 North Fifth Street, Philadelphia, PA  19123

Tel. (215) 873-2200; Fax (215) 873-0869; Website www.motherswork.com

November 14, 2006

Via Hand Delivery

Dan W. Matthias

Re:          2006 Equity Compensation

Dear Dan:

Reference is made to Section 5.3 of your Amended and Restated Employment Agreement entered into on April 28, 2005 (your “Employment Agreement”) pursuant to which you are eligible to receive, for each fiscal year occurring during the term of your Employment Agreement, a stock option to purchase between zero and 60,000 shares of our common stock (with a target of 45,000 shares), based upon the Company’s achievement of certain corporate and/or individual performance goals during that fiscal year.  The purpose of this letter is to memorialize your agreement with the Company, as authorized by the Compensation Committee of our Board, to vary the application of Section 5.3 of your Employment Agreement with respect to the Company’s fiscal year ended September 30, 2006 (and only that year).

Specifically, in lieu of the grant of a stock option to you with respect to that year, you will instead receive a grant of restricted stock.  The number of shares of restricted stock you will receive will be equal to the number of shares that otherwise would have been subject to your stock option award for the year ended September 30, 2006, divided by three (i.e., you will receive between zero and 20,000 shares of restricted stock, with a target of 15,000 shares (subject to equitable adjustment upon a stock split, combination, reclassification or other similar event involving our common stock)).

The restricted stock will be granted under our 2005 Equity Incentive Plan and will vest in two equal annual installments (on the first and second anniversaries of the date of grant), subject to acceleration on the same terms and upon the same events as give rise to the acceleration of option vesting under your Employment Agreement.  Consistent with the timing of awards under Section 5.3 of your Employment Agreement, the restricted stock will be granted to you within 30 days following the Company’s release of final earnings for the year ended September 30, 2006.

This letter merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature regarding your equity compensation for the year ended September 30, 2006 (including your rights with respect to a stock option award for that year under Section 5.3 of your Employment Agreement).

Intended to be legally bound, please acknowledge that this letter reflects our agreement by signing in the space provided below and returning the original to me.

Sincerely,

/s/ Edward M. Krell
Edward M. Krell
Executive Vice President and Chief
Financial Officer

Acknowledged and agreed on
this 14th day of November, 2006:

/s/ Dan W. Matthias
Dan W. Matthias